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                                                                       EXHIBIT 5


                                November 10, 1999


Board of Directors
Austin Funding.com Corporation
823 Congress Avenue
Suite 515
Austin, Texas  78701

Gentlemen:

         We have acted as counsel to Austin Funding.com Corporation (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 2,000,000 shares of the Corporation's Common Stock, par value $.01 per Share (the "Common Stock"), to be offered pursuant to the 1999 Stock Option and Incentive Plan of the Corporation (the "Plan").

         In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Corporation's Articles of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of giving this opinion.

         Based upon the foregoing, it is our opinion that:

1. The shares of Common Stock being so registered have been duly authorized under the Corporation's Articles of Incorporation.

2. The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.


                                   Very truly yours,

                                   SELMAN & MUNSON, P.C.


                                   By: /s/ JACK A. SELMAN
                                      ------------------------------------
                                        Jack A. Selman, President